================================================================================





                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                              ZIONS BANCORPORATION,

                              SBC ACQUISITION CORP.

                                       and


                           SUMITOMO BANK OF CALIFORNIA


                           Dated as of March 25, 1998





================================================================================

                                                                           Page

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER

1.1.   The Merger..............................................................1
1.2.   Effective Time..........................................................2
1.3.   Effects of the Merger...................................................2
1.4.   Conversion of Company Common Stock......................................2
1.5.   Merger Sub Common Stock.................................................4
1.6.   Articles of Incorporation...............................................4
1.7.   By-Laws.................................................................4
1.8.   Directors and Officers..................................................4

                                   ARTICLE II
                               EXCHANGE OF SHARES

2.1.   Buyer to Make Cash Available............................................5
2.2.   Exchange of Shares......................................................5
2.3.   Payment to Majority Stockholder.........................................7

                                   ARTICLE III
                         DISCLOSURE SCHEDULES; STANDARDS
                FOR REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.   Disclosure Schedules....................................................7
3.2.   Representations and Warranties of the
       Company ................................................................7

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1.   Corporate Organization..................................................8
4.2.   Capitalization..........................................................9
4.3.   Authority; No Violation................................................11
4.4.   Consents and Approvals.................................................12
4.5.   Reports................................................................13
4.6.   Financial Statements...................................................13
4.7.   Broker's Fees..........................................................14
4.8.   Absence of Certain Changes or Events...................................14
4.9.   Legal Proceedings......................................................15
4.10.  Taxes..................................................................15
4.11.  Employees..............................................................17
4.12.  FDIC Reports...........................................................19
4.13.  Company Information....................................................19
4.14.  Compliance with Applicable Law.........................................20

                                                                           Page

4.15.  Certain Contracts......................................................20
4.16.  Agreements with Regulatory Agencies....................................21
4.17.  Administration of Fiduciary Accounts...................................21
4.18.  Environmental Matters..................................................22
4.19.  Opinion................................................................23
4.20.  Approvals..............................................................23
4.21.  Loan Portfolio.........................................................23
4.22.  Risk Management Instruments............................................24


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

5.1.   Corporate Organization.................................................25
5.2.   Authority; No Violation................................................26
5.3.   Consents and Approvals.................................................27
5.4.   Broker's Fees..........................................................27
5.5.   Access to Funds........................................................27
5.6.   Approvals..............................................................28

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.   Covenants of the Company...............................................28
6.2.   Covenants of Buyer.....................................................32

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1.   Regulatory Matters.....................................................33
7.2.   Access to Information..................................................34
7.3.   Stockholder Meeting....................................................35
7.4.   Legal Conditions to Merger.............................................35
7.5.   Employees; Employee Benefit Plans......................................36
7.6.   Indemnification........................................................37
7.7.   Additional Agreements..................................................39
7.8.   Redemption of Outstanding Securities...................................40
7.9.   Name Change/Use of Name................................................40
7.10.  Pro-Rata Dividend......................................................41

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

8.1.   Conditions to Each Party's Obligation
       To Effect the Merger...................................................41

                                                                            Page


8.2.   Conditions to Obligations of Buyer and
       Merger Sub.............................................................42
8.3.   Conditions to Obligations of the Company...............................43

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

9.1.   Termination............................................................44
9.2.   Effect of Termination..................................................46
9.3.   Amendment..............................................................46
9.4.   Extension; Waiver......................................................47

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1.  Closing................................................................47
10.2.  Nonsurvival of Representations, Warranties and Agreements..............47
10.3.  Expenses...............................................................48
10.4.  Notices................................................................48
10.5.  Interpretation.........................................................49
10.6.  Counterparts...........................................................50
10.7.  Entire Agreement.......................................................50
10.8.  Governing Law..........................................................50
10.9.  Enforcement of Agreement...............................................50
10.10. Severability...........................................................50
10.11. Publicity..............................................................51
10.12. Assignment; No Third Party Beneficiaries...............................51

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 25, 1998, by and among Zions Bancorporation, a Utah corporation ("Buyer"), SBC Acquisition Corp., a California corporation and an indirect wholly owned subsidiary of Buyer ("Merger Sub"), and Sumitomo Bank of California, a banking corporation organized under the laws of the State of California (the "Company"). (Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations".)

         WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge (the "Merger") with the Company; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the California Financial Code (the "CFC") and the California General Corporation Law (the "CGCL") at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with the Company. The Company shall be the surviving company (hereinafter sometimes called the "Surviving Bank") in the Merger, and shall continue its corporate existence under the laws of California. The name of the Surviving Bank shall be a name to be designated by Buyer, but which name shall not include the name "Sumitomo". Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

         1.2. Effective Time. The Merger shall become effective upon the filing of the agreement of merger in accordance with Section 1103 of the CGCL on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the agreement of merger.

         1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 4903 of the CFC and Section 1107 of the CGCL.

         1.4. Conversion of Company Common Stock.

The aggregate purchase price to be paid by or on behalf of Buyer for all of the outstanding shares of the common stock, par value $5.00 per share, of the Company (the "Company Common Stock"), is approximately $545,706,913, payable as follows:

         (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) Dissenting Shares (as defined herein), (y) and other than shares of Company Common Stock held directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(b) hereof) and (z) the Parent Shares (as defined herein)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive $38.25 in cash, without interest (the "Public Merger Consideration"). At the Effective Time, each Parent Share shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive $32.36 in cash, without interest (the "Parent Merger Consideration"). As used in this Agreement, (i) the term "Parent Share" shall mean any share of Company Common Stock held of record by or on behalf of The Sumitomo Bank, Limited ("Parent") as of the Effective Time, and
(ii) the term "Merger Consideration" shall mean, with respect to any Parent Share, the Parent Merger Consideration and, with respect to any other issued and outstanding share of Company Common Stock, the Public Merger Consideration. All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive the cash into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a). Certificates previously representing shares of Company Common Stock shall be exchanged for cash upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon.

         (b) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, whether held directly or indirectly by Buyer or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which constitute "dissenting shares" as defined in Section 1300 of the CGCL (such shares are referred to herein as "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 1300-1312 ("Sections 1300 et seq.") of the CGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Bank, his demand for purchase of such shares, or (ii) if any holder of Dissenting Shares fails to establish or otherwise loses his entitlement to payment of the fair market value of such shares as provided in Sections 1300 et seq. such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Company Common Stock as contemplated by Sections 1300 et seq., and each of such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, as provided in Section 1.4(a) and Article II hereof.

         1.5. Merger Sub Common Stock. Each of the 100 shares of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of Merger Sub be converted into and become one share of common stock of the Surviving Bank, which shares shall thereafter constitute all of the issued and outstanding shares of the Surviving Bank.

         1.6. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank.

         1.7. By-Laws. At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law.

         1.8. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                               EXCHANGE OF SHARES

         2.1. Buyer to Make Cash Available. At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent") selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, the requisite amount of cash to be paid pursuant to Section 2.2(a) (other than the cash constituting the Merger Consideration to be paid by Buyer pursuant to Section
2.3 hereof) in exchange for outstanding shares of Company Common Stock at the Effective Time (such cash being hereinafter referred to as the "Exchange Fund").

         2.2. Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the cash into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable to holders of Certificates.

         (b) If any payment for shares of Company Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

         (d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of the cash payable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check for the cash payable in respect thereof pursuant to this Agreement.

         2.3. Payment to Majority Stockholder. Notwithstanding anything to the contrary contained in this Agreement, on the Closing Date, immediately follow-ing the Effective Time and upon the surrender to Buyer of the Certificates representing all shares of Company Common Stock owned by Parent, Buyer shall pay to Parent, by wire transfer of immediately available funds to an account designated by Parent, the aggregate amount of cash constituting the Merger Consideration which Parent shall be entitled to receive pursuant to Section 1.4(a).


                                   ARTICLE III

                         DISCLOSURE SCHEDULES; STANDARDS
                FOR REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.1. Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer and Merger Sub a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in Article IV or to one or more of the Company's covenants contained in Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Company Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein).

         3.2. Representations and Warranties of the Company. (a) No representation or warranty of the Company contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and the Company shall not be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect.

         (b) As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (y) any action or omission of the Company or any of its Subsidiaries taken with the prior written consent of Buyer, or (z) any expenses reasonably incurred by the Company in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of the Company and its Subsidiaries to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Subject to Article III, the Company hereby represents and warrants to Buyer and Merger Sub as follows:

         4.1. Corporate Organization. (a) The Company is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The copies of the Articles of Incorporation and By-laws of the Company which have previously been made available to Buyer are true and correct copies of such documents as in effect as of the date of this Agreement.

         (b) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The copies of the articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company which have previously been made available to Buyer are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

         (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2. Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value (the "Company Preferred

Stock"). As of the date of this Agreement, there were (i) 16,421,402 shares of Company Common Stock outstanding, (ii) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise,
(iii) 750,000 shares of 8-1/8% Noncumulative Preferred Stock, Series A, of the Company (the "Series A Preferred Stock") issued and outstanding (evidenced by 3,000,000 depositary shares, each representing a one-fourth interest in a share of Series A Preferred Stock), and (iv) no shares of Company Preferred Stock held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as reflected in
Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, Parent is the record holder of 13,991,802 shares of Company Common Stock.

         (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as provided in
Section 4.2(b) of the Company Disclosure Schedule, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries. The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture, other than its Subsidiaries.

         4.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. The Voting Agreement, dated as of the date hereof, between Buyer and Parent (the "Voting Agreement") is in form sufficient pursuant to the Articles of Incorporation and Bylaws of the Company to require Parent to vote the number of shares covered by such agreement with respect to the matters described therein.

         (b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         4.4. Consents and Approvals. Except for (a) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (b) the filing of applications and notices, as applicable, with the California Department of Financial Institutions (the "CDFI") (the "State Banking Approvals"), (c) the filing with the FDIC of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (d) the approval of this Agreement by the requisite vote of the stockholders of the Company, (e) the filing of the agreement of merger with the California Secretary of State pursuant to the CGCL, (f) the approval of the CDFI for the redemption of the redemption Securities contemplated by Section 7.8 of this Agreement, and (g) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

         4.5. Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the FDIC, (ii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iii) any other self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

         4.6. Financial Statements. The Company has previously made available to Buyer copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 1995, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 through 1997, inclusive, as reported in the Company's Annual Report on Form F-2 for the fiscal year ended December 31, 1997 filed with the FDIC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to the Company. The December 31, 1997 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its

Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the FDIC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the FDIC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the FDIC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form F-4. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         4.7. Broker's Fees. Except as set forth in Section 4.7 of Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         4.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8(a) of the Company Disclosure Schedule, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect.

         (b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, since December 31, 1997, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

         (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since December 31, 1997, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         4.9. Legal Proceedings. (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

         4.10. Taxes. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule: (a) Each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined) whether or not shown to be due on such Tax Returns. As of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding.

There is no pending or threatened, in writing, audit, examination, assessment or proposed assessment of a deficiency or refund litigation with respect to any Taxes of the Company or its Subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company or its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes (in accordance with GAAP) on the financial statements of the Company. No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes. There are no liens for Taxes upon the assets of the Company or its Subsidiaries except liens for Taxes not yet due or payable. The Company and its Subsidiaries have timely withheld, and paid over to the relevant governmental authority or other appropriate payee, all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person. Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any person (other than the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19. The Company is not and has not been at any time during the 5-year period ending on the Closing Date a United States real property holding corpora tion (as defined in Section 897(c) of the Code), and on or prior to the Closing Date, the Company will provide the Buyer with a statement meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) confirming that the Company is not and has not been at any time during the 5-year period ending on the Closing Date a U.S. real property holding corporation.

         (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         4.11. Employees. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

         (b) The Company has heretofore made available to Buyer with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document, (ii) the actuarial report for such Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for such Plan, (iv) the most recent Form 5500, and (v) the most recent summary plan description and related summaries of material modifications.

         (c) Except as set forth in Section 4.11(c) of the Company Disclosure
Schedule: Each of the Plans has been maintained in compliance with its terms and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA that has not been satisfied in full (other than PBGC premiums for the current plan year); to the knowledge of the Company no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; under each pension plan which is a single-employer plan, as of the last day of the most recent Plan year ended prior to the date hereof, the actuarially determined present value of accrued liabilities (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then-current value of the assets of such Plan, and there has been no material adverse change in the financial condition of such Plan since the last day of the most recent Plan year; neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan; and the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or (z) result in any breach or violation of, or a default under, any of the Plans.

         4.12. FDIC Reports. The Company has previously made available to Buyer a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by the Company with the FDIC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the FDIC with respect thereto.

         4.13. Company Information. The information to be contained in the Proxy Statement or in any other document filed by Parent or the Company with any other regulatory agency in connection herewith (except for information that relates only to Buyer or any of its Subsidiaries) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the applicable rules and regulations thereunder.

         4.14. Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

         4.15. Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Surviving Bank or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the "SEC")) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $500,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously made available to Buyer true and correct copies of each Company Contract.

         (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract described in clause (iii) of Section 4.15(a) is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract described in clause (iii) of Section 4.15(a),
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract described in clause (iii) of
Section 4.15(a), and (iv) no other party to any Company Contract described in clause (iii) of Section 4.15(a) is, to the knowledge of the Company, in default in any respect thereunder.

         4.16. Agreements with Regulatory Agencies. Except as set forth in
Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.17. Administration of Fiduciary Accounts. Each of the Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         4.18. Environmental Matters. Except as set forth in Section 4.18 of the Company Disclosure Schedule:

         (a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

         (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) To the knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facili-ty, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

         (d) The following definitions apply for purposes of this Section 4.18:
(x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         4.19. Opinion. Prior to the execution of this Agreement, the Company has received an opinion from NationsBanc Montgomery Securities LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be received by the stockholders of the Company (other than Parent) pursuant to this Agreement is fair, from a financial point of view, to such stockholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

         4.20. Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

         4.21. Loan Portfolio. (a) Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of December 31, 1997, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.
Section 4.21(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of December 31, 1997, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 1997, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of December 31, 1997, was classified as "Other Real Estate Owned" and the book value thereof.

         (b) Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.22. Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management instruments, whether entered into for the Company's own account or for the account of one or more of the Subsidiaries or their customers (all of which are listed on Section 4.22 of the Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and binding obligation of the Company or one of its Subsidiaries, enforceable against the Company or such Subsidiary in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Neither the Company nor its Subsidiaries, nor to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such instrument.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER


         Subject to Section 3.1, Buyer hereby represents and warrants to the Company as follows:

         5.1. Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or materially delay Buyer or Merger Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby. Buyer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The copies of the Articles of Incorporation and By-laws of Buyer which have previously been made available to the Company are true and correct copies of such documents as in effect as of the date of this Agreement.

         5.2. Authority; No Violation. (a) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Merger Sub and by Buyer in its capacity as the sole stockholder of Merger Sub pursuant to the CGCL, and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Except as set forth in Section 5.2(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termi-nation or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or materially delay Buyer or Merger Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby.

         5.3. Consents and Approvals. Except for (a) the filing of an application with the FDIC under the Bank Merger Act and approval of such application, (b) the State Banking Approvals, (c) the filing with the FDIC of the Proxy Statement, (d) the filing of the agreement of merger with the California Secretary of State pursuant to the CGCL, and (e) such filings, authorizations or approvals as may be set forth in Section 5.3 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer and Merger Sub of this Agreement and (2) the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby. No vote of any stockholders of Buyer is required to approve this Agreement or to consummate the transactions contemplated hereby.

         5.4. Broker's Fees. Neither Buyer nor any Subsidiary of Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         5.5. Access to Funds. Buyer has, and on the Closing Date will have, sufficient funds available to enable it to consummate the Merger and to pay the aggregate Merger Consideration pursuant to the terms of this Agreement. Buyer's and Merger Sub's obligations under this Agreement are not subject to any condition regarding

Buyer's ability to obtain funding for the consummation of the Merger and the other transactions contemplated hereby.

         5.6. Approvals. As of the date of this Agreement, Buyer knows of no reason applicable to it or Merger Sub why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.


                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

         (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $.20 per share of Company Common Stock and normal quarterly dividends on the Series A Preferred Stock;

         (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, except for purchases of Company Common Stock pursuant to the Company's 401(k) Plan (the "401(k) Plan") and pursuant to the Company's Dividend Reinvestment Plan (the "DRIP"), in each case in a manner consistent with past practice, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or any stock appreciation or similar rights, or enter into any agreement with respect to any of the foregoing, other than pursuant to the 401(k) Plan and pursuant to the DRIP;

         (c) amend its Articles of Incorporation, By-laws or other similar governing documents;

         (d) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except in response to an unsolicited takeover proposal with respect to which (i) an independent investment bank advises the Board of Directors of the Company is reasonably likely to result in a higher value to the stockholders of the Company than the transactions contemplated hereby and (ii) the Board of Directors determines, based upon such advice and the advice of outside counsel, that the failure to so respond or take the specified action would constitute a breach of the fiduciary duties of the Board of Directors of the Company, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing and will promptly inform Buyer of any inquiries or proposals with respect to any of the foregoing and the Company's response thereto. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement;

         (e) make any capital expenditures other than those which are made in the ordinary course of busi ness consistent with past practice or are necessary to maintain existing assets in good repair or make any investments in securities other than United States Treasury securities or United States Government Agency securities, which in either case have maturities of six months or less from the date of investment;

         (f) enter into any new line of business;

         (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

         (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in
Article VIII not being satisfied;

         (i) change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

         (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees, except that the Company may pay retention bonuses as described in Section 6.1(j) of the Company Disclosure Schedule, (ii) hire any additional senior officers or, except for the filling of vacant positions in the ordinary course of business consistent with past practice, other employees or (iii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that nothing contained herein shall prohibit the Company (x) from paying 1997 bonuses under its incentive bonus plans listed in Section 6.1(j) of the Company Disclosure Schedule (the "Bonus Plans") consistent with past practices, except that in determining the amounts of such bonuses, the Company shall be entitled to disregard the effect (in cluding, without limitation, the cost) of any actions taken by the Company or any of its Subsidiaries in contemplation of the Merger or at the request of Buyer, or (y) on or prior to the Closing Date, from paying pro-rata 1998 bonuses under the Bonus Plans in respect of the period from January 1, 1998 through the Closing Date based on the Company's annualized performance (without regard to the effect (including, without limitation, the cost) of any actions taken by the Company or any of its Subsidiaries in contemplation of the Merger or at the request of Buyer) from January 1, 1998 through the end of the last full month prior to consummation of the Merger;

         (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

         (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

         (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

         (n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business consistent with past practice of any lease the term of which expires prior to the Closing Date;

         (o) enter into any risk management instrument other than one that (i) is consistent with the representation contained in Section 4.22 and (ii) has a maturity of six months or less from the date of the instrument;

         (p) settle or compromise any claims or litigation for an amount in excess of $50,000;

         (q) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)); or

         (r) agree to do any of the foregoing.

         6.2. Covenants of Buyer. Except as set forth in Section 6.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

         (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in
Article VIII not being satisfied;

         (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)); or

         (c) agree to do any of the foregoing.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1. Regulatory Matters. (a) The Company shall promptly prepare and file with the FDIC the Proxy Statement consistent with the representation contained in Section 4.13 and the Company shall thereafter mail the Proxy Statement to its stockholders.

         (b) The parties hereto shall cooperate with each other and each shall use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are neces-sary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

         (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         7.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer all information concerning its business, properties and personnel as the other party may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information furnished to Buyer pursuant to this Section 7.2(a) shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated December 4, 1997 (the "Confidentiality Agreement"), between Buyer and the Company.

         (b) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         7.3. Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company will, through its Board of Directors, unless the Board of Directors determines, based upon the advice of outside counsel, that doing so would constitute a breach of its fiduciary duties, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

         7.4. Legal Conditions to Merger. Each of Buyer and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         7.5. Employees; Employee Benefit Plans. (a) As of and following the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time (the "Company Employees") shall be eligible to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer participate, to the same extent as similarly situated employees of Buyer. Notwithstanding the foregoing, Buyer agrees to provide or to cause one of its Subsidiaries to provide Company Employees, from the Effective Time until the later to occur of (x) the twelve-month anniversary of the Closing Date and (y) December 31, 1999, with employee benefit plans or arrangements that are, in the aggregate, no less favorable than those provided to Company Employees immediately prior to the Effective Time to the same extent that such persons would be entitled to benefits prior to the Effective Time.

         (a) With respect to each employee benefit plan, program, policy or arrangement maintained by Buyer or any of its Subsidiaries for the benefit of current or former employees of Buyer or any of its Subsidiaries (each such plan, program, policy or arrangement, a "Buyer Plan"), for purposes of determining eligibility to participate and vesting (but not for benefit accrual purposes other than severance and vacation entitlement), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Buyer shall also cause each Buyer Plan to waive (i) any pre-existing condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Company Employee on or after the Effective Time to the extent such Company Employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time. Company Employees shall be given credit for amounts paid under any analogous Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

         (b) As of the Effective Time, Buyer shall assume and honor and shall cause the appropriate Subsidiaries of Buyer to assume and to honor in accordance with their terms all employment, severance, retirement and other compensation Plans, contracts, agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any officer or employee thereof and which have been disclosed in the Company Disclosure Schedule. Buyer acknowledges and agrees that the Merger constitutes a "Change in Control" for all purposes pursuant to such Plans, contracts, agreements and arrangements and agrees to abide by the provisions of any contract, agreement or arrangements which relate to a Change in Control. The provisions of this Section 7.5(c) are intended to be for the benefit of, and shall be enforceable by, each such officer or Company Employee.

         (c) From and after the Effective Time, Buyer agrees to maintain or to cause the Surviving Bank to maintain the severance plans set forth in Section 7.5(d) of the Company Disclosure Schedule, without modification, in accordance with their terms. The provisions of this Section 7.5(d) are intended to be for the benefit of, and shall be enforceable by, each of the Company Employees.

         7.6. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective

         Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law and including reasonable attorney's fees and expenses incurred in connection with prevailing in a suit by an Indemnified Party to enforce its rights under this
Section 7.6), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reason able fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.6 except to the extent such failure to notify materially prejudices Buyer. Buyer's obligations under this Section 7.6 shall continue in full force and effect without time limit from and after the Effective Time.

         (b) Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than 150% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.6(b), Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

         (c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

         (d) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         7.7. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

         7.8. Redemption of Outstanding Securities. The Company agrees to use its reasonable best efforts to, and to take all such actions as shall be reasonably necessary to enable it to, redeem on or prior to the Closing Date all of the outstanding shares of Series A Preferred Stock and all $40 million aggregate principal amount of its Subordinated Floating Rate Notes due 2002 (the "Floating Rate Notes") in accordance with the terms of such securities. The Company shall redeem, in accordance with the terms thereof, all Luxembourg Francs 750 million aggregate principal amount of its 9% Subordinated Notes due March 24, 1998 (together with the Series A Preferred Stock and the Floating Rate Notes, the "Redemption Securities").

         7.9. Name Change/Use of Name. Immediately following the Closing, Buyer shall, and shall cause the Company and each of its Subsidiaries to, take any and all action necessary to effectuate a change of the name of the Company and each such Subsidiary to eliminate any reference to the name "Sumitomo" or any derivative thereof. Except to indicate that a subsidiary of Buyer is the successor in interest to the Company, following the Effective Time Buyer shall not, and shall cause each of its Subsidiaries not to, use the name "Sumitomo" or any derivative thereof in connection with any advertising, marketing or solicitation efforts. Furthermore, following the Effective Time Buyer will use reasonable efforts consistent with its practices in its previous acquisitions to remove such name or any derivative thereof or logo with respect thereto from any signage, letterhead, or form as promptly as reasonably practicable. Buyer acknowledges and agrees that it does not have, and that from and after the Effective Time, none of the Company or any of its Subsidiaries nor any of their respective successors shall have, any rights in the "Sumitomo" name or any derivative thereof or in any trademark or servicemark using or incorporating such name or any derivative thereof.

         7.10. Pro-Rata Dividend. Notwithstanding anything in this Agreement to the contrary, the Company may, at any time on or prior to the Closing Date, declare and pay a pro rata cash dividend in respect of the fiscal quarter in which the Closing occurs to the holders of Company Common Stock of record, as of a record date set by the Board of Directors of the Company. Such pro rata dividend per share shall not exceed an amount equal to (i) $0.20 times (ii) the number of days that, as of the Closing Date, shall have elapsed in the fiscal quarter in which the Closing occurs divided by the total number of days in such fiscal quarter. If Company shall declare a pro-rata dividend pursuant to this
Section 7.10 and such dividend has not been paid as of the Closing Date, then Buyer shall pay, or shall cause the Company to pay, such dividend to such record holders on the Closing Date (such payment to be in addition to the Merger Consideration payable pursuant to this Agreement).


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satis faction at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Common Stock under applicable law.

         (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals") and no such Requisite Regulatory Approvals shall contain any conditions, re-strictions or requirements which the Board of Directors of Buyer reasonably determines would following the Closing Date, have a material adverse effect on the business, results of operations or financial condition of Buyer and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from clauses (i)(w) through (z) of the definition of Material Adverse Effect.

         (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

         8.2. Conditions to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Buyer and Merger Sub at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 4.2, 4.8 and 4.13) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in Sections 4.2, 4.8 and 4.13 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

         (b) Performance of Obligations of the Company. The Company shall have performed in all materi-al respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Redemption of Outstanding Securities. The Company shall have redeemed on or prior to the Closing Date all of the Redemption Securities.

         (e) Voting Agreement. The Voting Agreement shall be in full force and effect and Parent shall have performed in all material respects all obligations required to be performed by it under such agreement at or prior to the Effective Time.

         8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

         (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.


                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

         9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

         (a) by mutual consent of the Company, Buyer and Merger Sub in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

         (c) by either Buyer or the Company if the Merger shall not have been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either Buyer or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

         (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Buyer);

         (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

         (g) by the Company, upon the execution by the Company of a definitive agreement relating to a takeover proposal (as defined in Section 6.1(d)), provided that (i) the Company shall have complied with its obligations under
Section 6.1(d) hereof, and (ii) the

Board of Directors of the Company shall have determined, after having received the advice of outside legal counsel to the Company and the advice of the Company's financial advisor, that such action is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties under applicable law.

         9.2. Effect of Termination. (a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except that (i) the last sentence of Section 7.2(a), the last sentence of Section 7.2(b), and each of Sections 9.2, 10.3, 10.8 and 10.9 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b) Within two business days following termination of this Agreement by the Company as provided in Section 9.1(g), the Company shall pay to Buyer an amount in immediately available funds equal to $20 million plus all reasonable out-of-pocket expenses of Buyer. The Company acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Buyer and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 9.2(b), and, in order to obtain such payment, Buyer or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Buyer or Merger Sub its costs and expenses (including attorney's fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A., set forth in The Wall Street Journal on the date such payment was required to be made.

         9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the trans-actions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder or which otherwise changes any of the principal terms of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071 unless another time, date or place is agreed to in writing by the parties hereto.

         10.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, war-ranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         10.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Buyer, to:

                  Zions Bancorporation
                  One Main Street
                  Salt Lake City, Utah  84111

                  Attention:  Chief Executive Officer

                  with a copy to:

                  Sullivan & Cromwell
                  444 South Flower Street
                  Los Angeles, California 90071
                  Attn:  Stanley F. Farrar, Esq.


         and



                  (b)  if to the Company, to:

                  Sumitomo Bank of California
                  320 California Street
                  San Francisco, California  94104

                  Attention:  Chief Executive Officer

                  and

                  The Sumitomo Bank, Limited
                  277 Park Avenue
                  New York, New York  10172

                  Attention:  General Counsel

                  with copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attn:  William S. Rubenstein, Esq.

         and

                  Brobeck Phleger & Harrison LLP
                  One Market Street
                  San Francisco, California 94105
                  Attn: J. Michael Shepherd, Esq.

         10.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 25, 1998. No provision of this Agreement shall be construed to require the Company, Buyer or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation, but shall be construed to require only such action to the extent that it would not cause any such violation and a best efforts obligation to take such other action that would not cause any such violation and is required to provide the benefits of the provision to the other party.

         10.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

         10.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

         10.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 7.2(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed the Company shall be entitled to an injunction or injunctions to prevent breaches of the agreement contained in the last sentence of Section 7.2(a) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.11. Publicity. Except as otherwise required by law or by the rules of the Nasdaq Stock Market's National Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         10.12. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, each of Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                      ZIONS BANCORPORATION


                                      By /S/ HARRIS H. SIMMONS
                                        ----------------------------
                                        Name: Harris H. Simmons
                                        Title: President and CEO

Attest:


/S/ DALE M. GIBBONS
----------------------------
Name: Dale M. Gibbons
Title: CFO

                                      SBC ACQUISITION CORP.


                                      By /S/ DALE M. GIBBONS
                                        --------------------------
                                        Name: Dale M. Gibbons
                                        Title: CFO

Attest:


/S/ HARRIS H. SIMMONS
----------------------------
Name: Harris H. Simmons
Title: President and CEO

                                      SUMITOMO BANK OF CALIFORNIA


                                      By /S/ TSUNEO ONDA
                                        ----------------------------
                                        Name: Tsuneo Onda
                                        Title: President and CEO

Attest:


/S/ TOMOYUKI KATO
----------------------------
Name: Tomoyuki Kato
Title: Senior Executive VP
       and Director